Exhibit 16.1

January 8, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 6, 2016 of Magna-Lab, Inc. and are in agreement with the statements with regards to the dismissal of Liggett, Vogt & Webb, P.A. in the first, second, third and fourth paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Liggett, Vogt & Webb, P.A.
Certified Public Accountants